CO-ADMINISTRATION AGREEMENT


         This CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of April 16, 2001 by and among STEPHENS INC. ("Stephens"), BANC OF AMERICA ADVISORS, LLC ("BAALLC") and NATIONS MASTER INVESTMENT TRUST ("Master Trust").

         WHEREAS, Master Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Master Trust desires to retain Stephens and BAALLC to render certain administrative and other services for the investment portfolios of Master Trust listed on Schedule I (individually, a "Portfolio" and collectively, the "Portfolios"), and Stephens and BAALLC are willing to render such services.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

         1. Appointment.

                  (a) Master Trust hereby appoints Stephens to act as Co-Administrator of the Portfolios and Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by Master Trust, BAALLC or Stephens, each new investment portfolio established in the future by Master Trust shall automatically become a "Portfolio" for all purposes hereunder as if listed on Schedule I.

                  (b) Master Trust also hereby appoints BAALLC to act as Co-Administrator of the Portfolios, and BAALLC hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 4, for the compensation and on the terms herein provided. Absent written notification to the contrary by either Master Trust or BAALLC, each new investment portfolio established in the future by Master Trust shall automatically become a "Portfolio" for all purposes hereunder as if listed on Schedule I.

         2. Delivery of Documents. Master Trust has furnished Stephens and BAALLC with copies properly certified or authenticated of each of the following:

                  (a) Master Trust's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the 1940 Act (File No. 811-09347), as filed with the Securities and Exchange Commission (the "SEC") relating to interests in the Portfolios (the "Interests");

                  (b) The Portfolios' most recent Prospectus(es); and

                  (c) The Portfolios' most recent Statement(s) of Additional Information.
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         Master Trust will furnish Stephens and BAALLC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, Master Trust will provide Stephens and BAALLC with any other documents that Stephens and BAALLC may reasonably request and will notify Stephens and BAALLC as soon as possible of any matter materially affecting either Stephens' or BAALLC's performance of its services under this Agreement.

         3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of Master Trust, Stephens, as Co-Administrator, will assist in supervising various aspects of Master Trust's administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

                  (a) Maintaining office facilities for Master Trust (which may be in the offices of Stephens or a corporate affiliate);

                  (b) Furnishing clerical services, internal executive and administrative services and stationery and office supplies in connection with the foregoing;

                  (c) Assist in furnishing statistical and research data and data processing services in connection with the foregoing;

                  (d) Furnishing corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board of Trustees meetings;

                  (e) Providing the services of certain persons who may be appointed as officers of Master Trust by Master Trust's Board of Trustees;

                  (f) Assist in coordinating the provision of legal advice and counsel to Master Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect Master Trust and assisting in the strategic response to such developments, counseling and assisting Master Trust in routine regulatory examinations or investigations of Master Trust, and working closely with outside counsel to Master Trust in connection with any litigation in which Master Trust is involved;

                  (g) Assist in coordinating the preparation of reports to Master Trust's interestholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports and on Form N-SAR, if applicable;

                  (h) Coordinating with Master Trust regarding the jurisdictions in which the Interests shall be registered or qualified for sale, if any, and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Interests for sale under the securities laws of any state. Payment of Interest registration fees and any fees for qualifying or continuing the qualification of Master Trust or any Portfolio as a dealer or broker shall be made or reimbursed by Master Trust or that Portfolio, respectively;


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                  (i) Assisting in the preparation and filing on a timely basis of various reports, registration statements and post-effective amendments thereto, and other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by BAALLC or the Portfolios' Sub-Advisers or Custodian;

                  (j) Performing certain compliance procedures for Master Trust which will include, among other matters, monitoring compliance with personal trading guidelines by Master Trust's Board of Trustees; and

                  (k) Generally assisting in all aspects of Master Trust's operations.

         In performing all services under this Agreement, Stephens shall (i) act in conformity with: Master Trust's Declaration of Trust, the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time, and Master Trust's Registration Statement, as such Registration Statement may be amended from time to time; (ii) consult and coordinate with Master Trust, as necessary and appropriate; and (iii) advise and report to Master Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention.

         In performing its services under this Agreement, Stephens shall cooperate and coordinate with BAALLC as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for BAALLC to perform its responsibilities to Master Trust.

         4. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of Master Trust, BAALLC, as Co-Administrator, will assist in supervising various aspects of Master Trust's administrative operations and undertakes to perform the following specific services, from and after the effective date of this Agreement:

                  (a) providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of Master Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder). BAALLC further agrees that all such records which it maintains for Master Trust are the property of Master Trust and further agrees to surrender promptly to Master Trust any of such records upon Master Trust's request;

                  (b) valuing each Portfolio's assets and calculating the net asset value and the net income of the Interests of each Portfolio in accordance with Master Trust's current Prospectus(es), applicable pricing procedures and resolutions of Master Trust's Board of Trustees, provided, that in performing such services, BAALLC shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Portfolios' Sub-Advisers;

                  (c) maintaining a listing of all holders of Interests of each Portfolio, including the number and amount of the Interests held by each holder, based upon daily or periodic allocations of Portfolio assets, and provide such other services in the nature of transfer agency services as the parties may agree from time to time;


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

                  (d) accumulating information for reports to Master Trust's interestholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports and on Form N-SAR, if applicable;

                  (e) preparing and filing on a timely basis Master Trust's tax returns and other tax filings;

                  (f) monitoring the development and implementation of certain compliance procedures for Master Trust including, but not limited to, monitoring
(i) each Portfolio's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, including performing, on a monthly basis and based upon information provided by the Portfolio's Sub-Advisers, the 90% gross income and asset diversification tests derived from such Sub-Chapter; and (ii) compliance by each Portfolio with its investment objective, policies and restrictions, and applicable laws and regulations;

                  (g) preparing and furnishing to Master Trust monthly broker security transaction summaries and monthly security transaction listings and (at Master Trust's request) performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

                  (h) assisting Master Trust and its agents in their accumulation and preparation of materials for the Board of Trustees' meetings and for regulatory examinations and inspections of Master Trust, to the extent such materials relate to the services being performed for Master Trust by BAALLC; and

                  (i) coordinate the provisions of, and payment for, services to Master Trust by other service providers to Master Trust, including the Custodian.

         In performing all services under this Agreement, BAALLC shall (i) act in conformity with Master Trust's Declaration of Trust; the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time; and Master Trust's Registration Statement, as such Registration Statement may be amended from time to time, (ii) consult and coordinate with Master Trust, as necessary and appropriate, and (iii) advise and report to Master Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention.

         In connection with its duties under this Paragraph 4, it is understood and agreed that BAALLC may, at its own expense, enter into sub-administration agreements with other service providers and the Portfolio(s), provided that each such service provider agrees with BAALLC and the Portfolio(s) to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. In addition, upon notice to the Board of Trustees of Master Trust, the parties agree that BAALLC may from time to time assume some or all of Stephens' duties set forth in Paragraph 3 above.

         In performing its responsibilities under this Agreement, BAALLC shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such


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

information within its possession or control as is reasonably necessary or appropriate to Stephens to enable it to perform its responsibilities to Master Trust.

         5. Payments to Service Providers.

                  (a) Subject to Paragraph 5(b) and in connection with its duties pursuant to Paragraph 4(i) above, BAALLC, as Co-Administrator, is responsible for the coordination of payment by Master Trust on behalf of each Portfolio for services provided to such Portfolio by other service providers.

                  (b) In the event that total expenses payable by a Portfolio, including fees payable to other service providers, on an annual basis incurred in the operation of such Portfolio, but not including portfolio transaction costs, interest on borrowed money, taxes and fees payable to federal, state and other governmental agencies, exceed 0.10% of such Portfolio's daily net assets, BAALLC will reimburse Master Trust for all such excess expenses, except and to the extent as provided in Paragraph 5(b)(1) and (b)(2) below.

                           (1) In no event will BAALLC reimburse Master Trust
for extraordinary expenses as determined by the Board of Trustees of Master
Trust.

                           (2) To the extent that BAALLC reimburses Master Trust
for expenses in excess of 0.10% of a Portfolio's daily net assets, BAALLC may recoup such expenses to the extent that such Portfolio's total expense ratio falls below 0.10% on an annual basis during the 3-year period following the date that BAALLC reimburses any such expenses.

         6. Compensation.

                  (a) Stephens shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 6(a)(2) below.

                           (1) Stephens will from time to time employ or
associate with such person or persons as Stephens may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both Stephens and Master Trust. The compensation of such person or persons shall be paid by Stephens and no obligation shall be incurred on behalf of Master Trust or BAALLC in such respect.

                           (2) Stephens shall not be required to pay any of the
following expenses incurred by Master Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of Master Trust who are not affiliated with Stephens; outside auditing expenses; outside legal expenses; fees of any other service provider to Master Trust; or other expenses not specified in this Section 6(a) which are properly payable by Master Trust or BAALLC.

                           (3) Stephens will be compensated for its services
rendered pursuant to this Agreement in accordance with Schedule A. In addition, Stephens will be entitled to


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

reimbursement for out-of-pocket expenses made in connection with fulfilling its obligations under the Agreement, but only as and to the extent provided in Schedule A.

                  (b) BAALLC shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 6(b)(2) below.

                           (1) BAALLC will from time to time employ or associate
with such person or persons as BAALLC may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both BAALLC and Master Trust. The compensation of such person or persons shall be paid by BAALLC and no obligation shall be incurred on behalf of Master Trust or Stephens in such respect.

                           (2) BAALLC shall not be required to pay any of the
following expenses incurred by Master Trust: interest on borrowed money; brokerage fees and commissions; or taxes and fees payable to federal, state and other governmental agencies. BAALLC's obligation to reimburse certain other expenses is set forth in Section 5.

                           (3) BAALLC will not be entitled to compensation for
services provided pursuant to this Agreement.

         7. Limitation of Liability; Indemnification.

                  (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by Master Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Stephens' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

                  (b) BAALLC shall not be liable for any error of judgment or mistake of law or for any loss suffered by Master Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from BAALLC's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

                  (c) Master Trust, on behalf of each Portfolio, will indemnify Stephens and/or BAALLC against and hold each harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Portfolio and not resulting from the willful misfeasance, bad faith or gross negligence of Stephens and/or BAALLC in the performance of such obligations and duties or by reason of their reckless disregard thereof. Stephens and/or BAALLC will not confess any claim or settle or make any compromise in any instance in which Master Trust will be asked to provide indemnification, except with Master Trust's prior written consent. Any amounts payable by Master Trust under this Section 7(c) shall be satisfied only against the assets of the Portfolio involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of Master Trust.

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
         8. Effective Date; Termination of Agreement.

                  (a) This Agreement shall become effective as of the date first set forth above and shall remain in full force and effect with respect to such Portfolio(s) unless terminated pursuant to the provisions of Section 8(b).

                  (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the Board of Trustees of Master Trust, by Stephens or by BAALLC. Stephens and BAALLC will each cooperate with and assist Master Trust, its agents and any successor administrator or administrators in the substitution/conversion process.

                  (c) Sections 7 and 10 shall survive this Agreement's termination.

         9. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         10. Confidentiality. All books, records, information and data pertaining to the business of Master Trust, its prior, present or potential interestholders and BAALLC's customers that are exchanged or received pursuant to the performance of Stephens' and/or BAALLC's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by Master Trust or as may be required by law, and shall not be used for any purpose other than performance of BAALLC's and Stephens' responsibilities and duties hereunder.

         11. Service to Other Companies or Accounts. Master Trust acknowledges that both Stephens and BAALLC now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and Master Trust has no objection to either Stephens or BAALLC so acting. Master Trust further acknowledges that the persons employed by both Stephens and BAALLC to assist in the performance of their duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Stephens or BAALLC or any affiliate of either to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         12. Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to Master Trust, Stephens or BAALLC shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

              To Master Trust:
              Nations Master Investment Trust
              111 Center Street, Suite 3000
              Little Rock, Arkansas  72201
              Attention:  Secretary

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

              To Stephens:
              Stephens Inc.
              111 Center Street, Suite 3000
              Little Rock, Arkansas  72201
              Attention:  Richard H. Blank, Jr.

              To BAALLC:
              Banc of America Advisors, LLC
              One Bank of America Plaza
              33rd Floor
              Charlotte, NC  28255
              Attention:  Edward D. Bedard

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other parties.

                  (c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                  (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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
         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                            STEPHENS INC.



                                            By:    /s/ Richard H. Blank, Jr.
                                                   -------------------------
                                                   Richard H. Blank, Jr.
                                                   Senior Vice President


                                            BANC OF AMERICA ADVISORS, LLC



                                            By:    /s/ Edward D. Bedard
                                                   -------------------------
                                                   Edward D. Bedard
                                                   Senior Vice President and
                                                   Chief Operating Officer


                                            NATIONS MASTER INVESTMENT TRUST



                                            By:    /s/ Carolyn Wyse
                                                   -------------------------
                                                   Carolyn Wyse
                                                   Assistant Secretary

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

                                   SCHEDULE I


              Portfolio                                     Effective Date
              ---------                                     --------------
1.   High Yield Portfolio                                      04/16/01
2.   International Bond Portfolio                              04/16/01

Adopted:  February 22, 2001

                                   SCHEDULE A


         Stephens shall receive compensation for administration services rendered pursuant to this Agreement directly from BAALLC, at a rate which Stephens and BAALLC may agree on from time to time.

                                      A-1